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Merrill Lynch Ready Assests Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 06/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/03/00	20,000	Amsterdam Funding Corp.	5.85	01/14/00
06/07/00	30,000	Atlantis One Funding	6.30	06/20/00
03/09/00	30,000	Edison Asset Securitiz	5.94	03/22/00
03/09/00	20,000	Edison Asset Securitiz	5.94	03/22/00
03/14/00	19,670	Tulip Funding Corp.	5.82	03/20/00

Last Updated on 08/29/2000
By Karen Lang